SEAVIEW EXECUTIVE EMPLOYMENT AGREEMENT

This EXECUTIVE EMPLOYMENT AGREEMENT ("Agreement") made as of this 1st day of February 2003 by and between Seaview Video Technology, Inc., a Nevada corporation with its principal executive offices at 200 Madonna Blvd., Suite A, Tierra Verde, FL 33715 (herein after referred to as the "Company"), and Douglas Bauer, an individual residing at 606 S. Oregon, Tampa, FL 33606 (hereinafter referred to as the "Executive").

WHEREAS, the Company desires to retain and employ the Executive for the purpose of securing to the Company the experience, ability, and services of the Executive as Chief Financial Officer; and

WHEREAS, the Executive desires to be employed by the Company;

NOW, THEREFORE, it is mutually agreed by and between the parties as follows:

ARTICLE 1:        Employment.

The Company hereby employs the Executive as Chief Financial Officer ("CFO"), and the Executive hereby accepts such employment and shall serve as an executive officer of the Company, subject to and upon the terms and conditions set forth in this agreement, for a period of five (5) consecutive years beginning on the 1st of February, 2003 and terminating on the 31st of January, 2008.

ARTICLE 2:        Duties.

The Executive is employed as CFO of the Company and shall work at 200 Madonna Blvd., Suite A, Tierra Verde, FL 33715 and at such other place or places as the Company may direct. The Executive shall perform the tasks and duties set out hereto:

     2.1 The Executive shall, during the term of his employment with the Company and subject to the direction and control of the CEO and Company's Board of Directors (the "Board" or the "Board of Directors"), perform such executive duties and functions, as he may be called upon to perform consistent with his employment hereunder as CFO.

     2.2 The executive shall devote most of his time and best efforts to the performance of his duties for the Company, including the following:

               i. Plans and directs all aspects of the Company financial policies, objectives, and initiatives. Oversees all financial functions including accounting, budget, credit, insurance, tax, and treasury. Relies on experience and judgment to plan and accomplish goals. Reports to Chief Executive Officer;

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               ii. Develop, implement, and monitor strategy and business plans, for the Company and its subsidiaries;

               iii. Make recommendations to the CEO as to appropriate staffing levels, and monitor and evaluate performance of staff relative to compliance with established policies and objectives of the Company and contributions towards attaining objectives;

               iv. Render services to any joint venture, subsidiary or affiliated business of the Company as requested by the CEO, provided that indemnification equivalent to that referred to in Article 4.4 is provided to Executive in connection with those services;

               v. Seek to enhance and develop the Company's relationships with its employees, customers, shareholders and others in the business community;

               vi. Confer on a regular basis with the Company's top management and, from time to time, its Board of Directors, regarding the Company's vision, long-term strategy, employee issues, and customer policies; and

               vii. Perform such duties consistent with his position as CFO as may be assigned to him by the CEO.

     2.3 At the request of the Company, the Executive shall also serve, without additional compensation, as an officer of one or more of the Company's subsidiaries during the term of this Agreement, provided that indemnification equivalent to that referred to in Article 4.4 is provided to Executive in connection with those services.

     2.4 The Executive shall devote his entire productive time, ability, attention, and energies to the business of the Company during the term of this agreement. During such time, the Executive shall not directly or indirectly render any services of a business, commercial, or professional nature to any person or organization, whether or not for compensation without prior written consent of the Company.

     2.5 The Executive represents and warrants to the company that, to the best of his knowledge, he is under no professional obligation or commitment, whether contractual or otherwise, that is inconsistent with his obligations under this Agreement. The Executive represents and warrants that he will not knowingly use or disclose, in connection with his employment by the Company, any trade secrets or other proprietary information or intellectual property in which the Executive or any other person has any right, title or interest. To the best of his knowledge, the Executive's employment by the Company as contemplated by this agreement will not infringe or violate the rights of any other person. The Executive represents and warrants to the Company that he has returned all property and confidential information belonging to his most recent employer.

ARTICLE 3:        Compensation.


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     3.1 The Company shall pay to the executive for all services to be rendered pursuant to the terms of this Agreement a base salary as defined in the attached, Schedule A, (unless adjusted by the Board of Directors as described below), payable bi-monthly and in accordance with the Company's normal payroll procedures. The Board of Directors may review the Executive's performance from time to time and may increase Executive's salary from time to time at its discretion beyond that set forth in Schedule A.

     3.2 The Executive shall be eligible to receive a bonus in addition to the base salary as defined in the attached, Schedule A, (unless adjusted by the Board of Directors as described below), payable annually and in accordance with the Company's normal payroll procedures. The Board of Directors may review the Executive's performance from time to time and may increase Executive's bonus from time to time at its discretion beyond that set forth in Schedule A. The bonus shall be based on the extent, to which the executive achieves certain defined goals and objectives, to be determined by mutual agreement between the Executive and the Board of Directors.

     3.3 The base salary for the first year of this agreement shall be set at the lowest base salary level as set forth in Schedule A. Each successive contract year, the Executive's base salary shall start the contract year at one salary level below the sales revenue basis from the previous Company fiscal year plus any applicable pay plan increases as defined in Section
     3.4 and set forth in Schedule A.

     3.4 The Board of Directors shall review the base salary in the Executive pay plan annually to adjust the base salary no less than that which is set forth in Schedule A. Executive pay plan base salary may also be adjusted for national cost-of-living increase or as a result of average base salary increases determined from annual wage survey for the comparable position.

     3.5 The Executive shall be eligible to receive Company stock options in addition to the base salary as defined in the attached, Schedule A, (unless adjusted by the Board of Directors as described below), issued annually and in accordance with the Company's Employee Stock Option Plan procedures. The Board of Directors may review the Executive's performance from time to time and may increase Executive's stock options from time to time at its discretion beyond that set forth in Schedule A. The stock options shall be based on the extent, to which the executive achieves certain defined goals and objectives, to be determined by mutual agreement between the Executive and the Board of Directors. The following terms and conditions apply to the options:


               i. Both the number of options and the exercise price are subject to appropriate adjustments in the event of any stock split, stock dividend or other change in capital structure affecting the Company's common stock,


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               ii. The options and the shares of common stock issuable upon exercise of the options are subject to restrictions on transfer, as required by applicable federal and state securities laws,

               iii. Options which have not vested on or before the date of termination of Executive's employment shall terminate only in the event of termination with cause, and

               iv. Notwithstanding the expiration date, all vested options must be exercised within the earlier of expiration date of the options or one year after termination with cause of Executive's employment.

     The Executive acknowledges that as long as he remains as executive officer of the Company, he shall be deemed as "affiliate" and/or "control person" for the purposes of reporting and compliance under the rules and regulations of the Securities and Exchange commission

ARTICLE 4:        Working Conditions and Benefits

     4.1 The Executive shall be entitled to paid vacations during each year of his employment with the Company in accordance with company practice in that year, but no less than described on the attached, Schedule A, which is incorporated in this Agreement as part hereof by this reference. The Executive shall also be entitled to leave for illness or temporary disability, which may be paid or unpaid, in accordance with the policies of the Company in effect at that time, but no less favorable to the Executive than described in Schedule A.

     4.2 The Executive shall work at 200 Madonna Blvd., Suite A, Tierra Verde, FL 33715 and at such other place or places as the Company may direct. The Executive shall travel on the Company's behalf to the extent reasonably necessary and be reimbursed for such travel.

     4.3 The Company shall reimburse the Executive for all reasonable and necessary business travel and entertainment expenses, upon presentation by the Executive of an itemized accounting of all expenditures unrelated to office rental.

     4.4 The Company shall provide to the Executive, to the full extent provided for under the laws of the Company's State of Incorporation and the Company's Bylaws, indemnification for any claim or lawsuit which may be threatened, asserted or commenced against the Executive by reason of the fact that the Executive is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or other agent of another corporation, partnership, joint venture, trust or other enterprise or employee benefit plan, provided that indemnification shall not be provided in violation of applicable law. The indemnification to be provided to the Executive shall include coverage of the Executive by director and officer insurance no less favorable to the Executive than the policies referred to in Schedule A. The Company shall also provide the Executive with mandatory advancement of expenses upon receipt by the Company only of Executive's

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     written undertaking to repay any such amount advanced if the Executive is ultimately found not to be entitled to indemnification under applicable law.

ARTICLE 5:        Other Benefits

     5.1 During the term hereof, the executive shall be entitled to receive such of the following benefits of employment that are or become available to other members of the Company's senior executive management: health insurance benefits, business travel insurance, term life insurance, pension, savings and profit sharing plan, income protection, and disability insurance, in each instance consistent with the Executive's position as CFO and no less favorable to the Executive than any description thereof in Schedule A.

     5.2 During the term hereof, the executive shall be entitled to receive such of the following benefits: complete annual physical, maximum of two airline club memberships, health club membership, Dr. Brad Gould stress treatments, laptop computer, cell phone, remote computer access, long distance calling card, annual tax accountant and preparation services, in each instance consistent with the Executive's position as CFO and no less favorable to the Executive than any description thereof in Schedule A.

     5.3 Stock options in addition to those described in Section 3.5 may be granted from time to time at the discretion of the Board of Directors. The following terms and conditions apply to the options:


               i. Both the number of options and the exercise price are subject to appropriate adjustments in the event of any stock split, stock dividend or other change in capital structure affecting the Company's common stock,

               ii. The options and the shares of common stock issuable upon exercise of the options are subject to restrictions on transfer, as required by applicable federal and state securities laws,

               iii. Options which have not vested on or before the date of termination of Executive's employment shall terminate only in the event of termination with cause, and

               iv. Notwithstanding the expiration date, all vested options must be exercised within the earlier of expiration date of the options or one year after termination with cause of Executive's employment.

     The Executive acknowledges that as long as he remains as executive officer of the Company, he shall be deemed as "affiliate" and/or "control person" for the purposes of reporting and compliance under the rules and regulations of the Securities and Exchange commission.

     5.4 Within ninety (90) days of the Company attaining $5,000,000 in total revenue in any fiscal year for the duration of this agreement the executive will receive the

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     use of a Company vehicle for the remainder of the term of this Agreement according to the following:

               i. The maximum value of the vehicle shall not exceed $50,000. The Executive shall be responsible for any payments and expenses beyond this value.

               ii. The Company will lease the vehicle for a maximum of three (3) years.

               iii. The Company shall provide comprehensive automobile insurance with a deductible of no more than $500.00.

               iv. The Company shall maintain and/or reimburse executive for maintenance and normal operation repairs upon presentation by the Executive of an itemized accounting of all expenditures.

               v. The Company shall provide a gas allowance up to a maximum of $100.00 per month.

     5.5 Within ninety (90) days of the Company attaining $10,000,000 in total revenue in any fiscal year for the duration of this agreement the executive will receive the use of a Personal Country Club Membership for the remainder of the term of this Agreement according to the following:

               i. The Company shall pay a membership initiation fee up to a maximum of $25,000.00. The Executive shall be responsible for any payments and expenses beyond this value.

               ii. The Company shall pay monthly membership dues up to a maximum of $500.00 per month. The Executive shall be responsible for any payments and expenses beyond this value.

               iii. The Company shall provide a personal/business use allowance up to a maximum of $500.00 per month.

     5.6 Within ninety (90) days of the Company attaining $15,000,000 in total revenue in any fiscal year for the duration of this agreement the executive will receive the use of a Personal Financial Planning Service for the remainder of the term of this Agreement according to the following:

               i. The Company shall provide Executive Financial Planning Services up to a maximum of $5,000.00 per year. The executive shall be responsible for any payments and expenses beyond this value.

     5.7 The Executive may receive the benefits set forth in this Agreement in other forms such as stock and/or cash as determined by mutual agreement between the Executive and the Board of Directors in the event the benefits are not made available to the Executive as set forth in Schedule A.

ARTICLE 6:        Term

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The Company shall continue the Executive's employment, and the Executive shall remain in employment with the Company, from the commencement date set forth in the Article 1 until the date when the Executive employment terminates pursuant to Article 1 and/or Article 7.

ARTICLE 7:        Termination

     7.1 The Executive may voluntarily terminate this agreement at any time upon written notice to the Company. The Executive shall provide at least thirty
     (30) days advance notice to the Company of the Executive's election to voluntarily terminate this agreement. The Executive will receive all accrued base salary and vacation up to the date of termination. At the discretion of the Board of Directors, a severance package may or may not be offered in the event of a voluntary termination.

     7.2 The Company may terminate this agreement for Cause at any time by giving the Executive written notice thereof specifying with particularity the grounds for such termination. In such event, this agreement and the employment relationship hereunder shall be terminated as of the date of such written notice and the Executive will be entitled to no further salary from the Company. The Company shall continue, however, to provide the Executive with the indemnification referred to in Article 4.4, but shall not be required to provide such indemnification for or in connection with any matter in which a cause of action is asserted against the Executive for any act, which constitutes grounds for termination for Cause hereunder. For purposes hereof, "Cause" shall mean:

               i. A material violation of the terms of this Agreement that has not been cured by the Executive within thirty (30) days of receipt of notice particularly describing each such violation;

               ii. A breach of trust, defined as acts of dishonesty, moral turpitude, theft, embezzlement and self-dealing; iii. The disclosure of confidential information prohibited hereunder (except disclosure in good-faith belief that the same is for the benefit of the Company) which results (or can reasonably be expected to result) in material harm to the Company; or

               iv. Negligence or willful misconduct, either of which results (or can reasonably be expected to result) in material harm to the Company.

     Notice of termination for Cause shall be forwarded to the Executive by the Company upon and after a resolution of the Board of Directors authorizing such notification and shall be effective immediately; provided, however, that the Executive may be reinstated retroactively, at the discretion of the Board of Directors, in the event that within thirty (30) days the Executive establishes to the satisfaction of the Board of Directors that Cause did not exist.

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     7.3 The Company may terminate this Agreement at any time upon a minimum of ninety (90) days written advance notice to the Executive. Such notice shall be forwarded to the Executive by the company only upon and after a resolution of the Board of Directors authorizing such notification and shall be deemed a termination without cause. Immediately upon the effective date of termination without cause the Executive shall be eligible for and shall receive a Severance Package including salaries, bonus payments, severance payments, extended health coverages, vesting, benefit payments, company car, stock issuance, and accrued vacation as set forth in Schedule A.

     7.4 The employment agreement provides that if the executive terminates this agreement with `Good Reason" upon ninety (90) days advance notice to the Company and such notice shall be deemed termination without cause. Immediately upon the effective date of termination without cause the Executive shall be eligible for and shall receive a Severance Package including salaries, bonus payments, severance payments, extended health coverages, vesting, benefit payments, company car, stock issuance, and accrued vacation as set forth in Schedule A. Under this employment agreement, "Good Reason" generally means the occurrence of any of the following events without the Executive's written consent:

               i. An assignment of duties or responsibilities, or a change in title or authority, inconsistent with the executive's position as CFO.

               ii. Any failure by the Company to comply with the Employment Agreement's compensation provisions. iii. A requirement for the Executive to relocate. iv. The failure of a successor entity to assume the Employment Agreement. v. Any other material breach of the Employment Agreement

     7.5 If the Executive's employment is terminated due to disability, or in the event of death, the Executive or the Executive's estate will receive continued payments of the base salary for the remainder of the scheduled term of the employment agreement less any disability benefits. The company may subscribe to an insurance policy to provide a lump sum payment.

ARTICLE 8:        Change In Control

In the event of a Change in control, as hereinafter defined, the Company shall pay the Executive in a lump sum the amount of three (3) years of annual base salary in effect at the time of such Change in Control plus three (3) times the highest annual bonus paid for any fiscal year during the employment period. Such payment and grant shall be made regardless of the continuation or termination of Executive's employment with the Company after a change in control, and shall be in addition to, and not in lieu of, any other payments or issuances due pursuant to the terms of this Agreement and set forth in Schedule A. For purposes hereof, a Change in Control shall be deemed to have occurred:

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     8.1 If there has occurred a "change in control" as such term is used in
     Item 1 (a) of Form 8-K promulgated under the Securities Exchange Act of 1934, as amended at the date hereof ("Exchange Act"), or

     8.2 If there has occurred a change in control as the term "control" is defined in Rule 12b-2 promulgated under the Exchange Act.

ARTICLE 9:        Confidentiality and Non-Competition

     9.1 The Executive and the Company recognize that due to the nature of the Executive's engagement hereunder, and the relationship of the Executive to the Company, the Executive will have access to, will acquire, and may assist in developing confidential proprietary information relating to the business and operations of the Company and its affiliates, including information with respect to their marketing methods. The Executive acknowledges that such information has been and will continue to be of central importance to the business of the Company and its affiliates and that disclosure of it or its use by others could cause substantial loss to the Company. The Executive and the Company also recognize that an important part of the Executive's duties shall be to develop good will for the business relationships with the Company and its affiliates may follow the Executive if and when his relationship with the Company is terminated. Therefore, the Executive hereby agrees as follows:

               i. All company trade secrets, proprietary information, software codes, advertising, sales, marketing and other materials or articles of information, including customer and supplier lists, data of any kind furnished to the Executive by the Company or developed by the Executive on behalf of the Company or at the Company's direction or for the Company's use or otherwise in connection with the Executive's employment hereunder, are and shall remain in the sole and confidential property of the Company: if the Company requests the return of such materials at any time during or after the termination of the Executive's employment, the Executive shall immediately deliver the same to the Company.
               ii. During the term of the Executive's employment and during any period in which the Executive may receive severance up to one (1) year (or would be receiving severance pay if the Executive receives a lump sum rather than installments), the Executive shall not, directly or indirectly, own, manage, operate, join or control, or participate in the ownership, management, operation or control of, or be a director, stockholder or an employee of, or a consultant to, any business, firm, corporation or entity which:


               (a) Is conducting business which competes with the business, as conducted at any time during the term of employment with the


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               Company, of the Company or any of its affiliates with which the
               Executive had any substantial management involvement, or

               (b) Is or was at any time during the term of employment with the Company a vendor, supplier, customer or distributor of the Company or any of its affiliates with which the Executive had any substantial involvement.

          During the same period of time specified in the preceding sentence, the Executive shall not solicit, directly or indirectly, for the Executive's own account or for the account of others, orders for merchandise, products and services sold or rendered by the Company during employment with the Company from any person or entity which was a customer of the Company or which the Company shall have terminated.

                    iii. During the term of this Agreement and for a period of one (1) year thereafter, the Executive shall not at any time, directly or indirectly, urge any customer, or any person or entity which the Company was actively soliciting to be a customer during the twelve (12) month period immediately preceding that date upon which his employment relationship shall have terminated, to discontinue, in whole or in part, business or not to do business with, the Company: nor shall the Executive directly or indirectly induce or attempt to influence any employee of the Company to terminate his or her employment with the Company.

                    iv. During the term of this Agreement and at all times
               thereafter, the Executive shall not knowingly use for his personal benefit, or disclose, communicate or divulge to, or use for the direct or indirect benefit of any person, firm, association or entity other than the Company, any material referred to in paragraph (i) above or any information regarding the business methods, business policies, procedures, techniques, research or development projects or results, trade secrets, or other knowledge or processes used or developed by the company or names addresses of customers or clients or any other confidential information relating to or dealing with the business operations or activities of the Company, first made known to the Executive or first learned or acquired by he Executive while in the employ of the Company.

                    v. The foregoing provisions of this Article shall not:


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                    (a) Prevent Executive from owning five (5) percent or less of the outstanding stock of any publicly traded entity,
                    (b) Apply information of any type that is publicly disclosed, or is or becomes publicly available, in each instance without a violation by the Executive of the provisions of this Article, and
                    (c) Be construed to prevent disclosure by the Executive pursuant to legal process, provided in this event the Executive shall endeavor to give reasonable advance notice to the Company of any legal process involving him that may result in otherwise prohibited disclosure.


                    vi. It is recognized that damages in the event of breach by the Executive of this Article would be difficult, if not impossible, to ascertain. It is, therefore, agreed that the Company shall have the right to an injunction or other equitable relief in any court of competent jurisdiction, enjoining any breach, and the Executive hereby waives any and all defenses specifically related to the ground of lack of jurisdiction or competence of the court to grant such injunction or other equitable relief. The existence of this right shall not preclude any other rights and remedies at law or in equity, which the Company may have.

ARTICLE 10:       Construction, Enforceability, and Severability

     10.1 The descriptive headings of Articles, or of, or in any exhibit, are inserted for convenience only and are not a part of this Agreement. Unless otherwise qualified, references in this Agreement to "Article" are to provisions of this Agreement and a reference thereto includes any subparts. As used herein, the singular includes the plural, the plural includes the singular, and words in one gender include the others, the terms "party" and "parties" are references to the Company and/or the Executive as permitted or required by the context, "herein", "hereunder", "hereof", and similar references refer to the whole of this Agreement, "include", "including", and similar terms are not words of limitation, and any examples are not limiting. The failure of an incorporated party to affix its corporate seal to this Agreement shall not impair the validity of the signature of that party but shall, instead, be the adoption by that party of the phrase "(CORPORATE SEAL)" as the corporate seal of that party for the purposes of this Agreement. In the event any date specified herein or determined hereunder shall be on a Saturday, Sunday or nationally declared holiday, then that date so specified or determined shall be deemed to be the next business day following such date and compliance by or on that day shall be deemed to be compliance with the terms of this Agreement.

     10.2 If any provision of this Agreement shall be held invalid or unenforceable, the remainder of this Agreement shall remain in full force and effect. If any provision or portion of this Agreement is held invalid or unenforceable with respect to particular circumstances, it shall remain in full force and effect in all other circumstance.

     10.3 The Company represents and warrants to the Executive that, to the best of its knowledge, it has bee duly authorized to execute, deliver, and perform this Agreement and each related agreement, and that execution, delivery, and performance hereof and thereof is not and will not be a breach or violation of any obligation or commitment, whether contractual or otherwise, to which the Company is subject or by which it is bound.

ARTICLE 11:       Arbitration


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Any controversy or claim arising out of or relating to this Agreement or the breach thereof, or the Executive's employment or the termination thereof, shall be settled by arbitration in St' Petersburg, Florida in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association. The decision of the arbitrator shall be final and binding on the parties, and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The arbitrator shall be empowered to enter an equitable decree mandating specific enforcement of the terms of this Agreement. The Company and the Executive shall share equally all fees and expenses of the arbitrator: provided, however, that the Company or the Executive, as the case may be, shall bear all fees and expenses of the other party if the arbitrator determines that the claim or position of the Company or the Executive, as the case may be, was without reasonable foundation. The Executive and the company each hereby consent to personal jurisdiction of the state and federal courts located within the territorial limits of the above venue for any action or proceedings arising from or relating to this Agreement or relating to any arbitration in which the parties are participants, and waive all venue objections with respect to such arbitration, actions or proceedings.

ARTICLE 12:       Notice

Any notice, request, demand or other communication required to be given under the terms of this agreement shall be in writing and shall be deemed to have duly given if delivered to the addressee in person or mailed by certified mail, return receipt requested, to the Executive at the last resident address the Executive has provided to the Company, at is principal executive offices.

ARTICLE 13:       Benefit

This Agreement shall inure to and shall be binding upon the parties, the successors, and assigns of the company, and the heirs and personal representatives of the Executive.

ARTICLE 14:       Waiver

The waiver by either party of any breach or violation of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

ARTICLE 15:       Governing Law

The law of the State of Florida (except its provisions governing the choice of law) shall govern the construction, enforcement, and validity of this Agreement.

ARTICLE 16:       Entire Agreement

This Agreement constitutes or refers to the entire understanding of the Executive and the Company with respect to the subject matter hereof and supersedes any and all prior

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understandings written or oral. This Agreement may not be changed, modified, or discharged orally, but only by an instrument in writing signed by the parties.

ARTICLE 17:       Counterparts and Facsimile Signatures

This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original but all of which taken together shall constitute one and the same instrument. Execution and delivery of this Agreement by exchange of facsimile copies bearing the facsimile signature of a party shall constitute a valid and binding execution and delivery of this Agreement by such party. Such facsimile copies shall constitute enforceable original documents.

         In Witness Whereof, the parties have executed this Agreement and affixed their hands and seal the day and year first above written.

EXECUTIVE


-------------
Douglas Bauer

SEAVIEW VIDEO TECHNOLOGY, INC.


------------------------
Myles Gould, Board of Directors


(CORPORATE SEAL)

                                   SCHEDULE A

Chief Financial Officer - Initial 2003 Compensation Plan

                    Base
                   Monthly       Base                        Total      Social
Sales Volume       Salary     Annual Salary  Bonus   SOP     Salary     Security  401K  Disability

< $1M               $ 7,800    $ 93,600  $ 37,440$ 13,104 $ 144,144   $ 7,294   $ 2,246  $ 2,995

$1-1,999,999M       $ 8,700   $ 104,400  $ 41,760$ 14,616 $ 160,776   $ 7,513   $ 2,506  $ 3,341

$2-2,999,999M       $ 9,700   $ 116,400  $ 46,560$ 16,296 $ 179,256   $ 7,757   $ 2,794  $ 3,725

$3-4,999,999        $ 10,100   $ 121,200 $ 48,480$ 16,968 $ 186,648   $ 7,854   $ 2,909  $ 3,878

$5-12,499,999M      $ 11,800   $ 141,600 $ 56,640$ 19,824 $ 218,064   $ 8,268   $ 3,398  $ 4,531

$12.5 - 19,999,999M $ 16,000   $ 192,000 $ 76,800$ 26,880 $ 295,680   $ 9,292   $ 4,608  $ 6,144

$20-29,999,999M     $ 18,500   $ 222,000 $ 88,800$ 31,080 $ 341,880   $ 9,901   $ 5,328  $ 7,104

$30-39,999,999M     $ 19,600   $ 235,200 $ 94,080$ 32,928 $ 362,208   $ 10,169  $ 5,645  $ 7,526

>$40M            Board of Director Review and Analysis

                        Health-                       Total
                         care   Pension  Time Off Compensation
< $1M                   $ 5,390  $ 2,246 $ 11,981   $ 176,297

$1-1,999,999M           $ 5,390  $ 2,506 $ 13,363   $ 195,395

$2-2,999,999M           $ 5,390  $ 2,794 $ 14,899   $ 216,614

$3-4,999,999            $ 5,390  $ 2,909 $ 15,514   $ 225,102

$5-12,499,999M          $ 5,390  $ 3,398 $ 18,125   $ 261,175

$12.5 - 19,999,999M     $ 5,390  $ 4,608 $ 24,576   $ 350,298

$20-29,999,999M         $ 5,390  $ 5,328 $ 28,416   $ 403,347

$30-39,999,999M         $ 5,390  $ 5,645 $ 30,106   $ 426,688

>$40M            Board of Director Review and Analysis


Bonus Points Earned: 40% of actual earned base salary for the fiscal bonus year

Bonus Point Components:

     o    40% Sales
     o    30% Gross Profit
     o    30% Net Profit

Bonus Valuation: Refer to bonus point valuation table

Stock Option Plan (SOP): 1 option granted per $1.00 total salary earned for the previous year
     o Total salary earned equals annual base salary level achieved plus actual bonus earned
     o Stock options are valued at the closing stock price on the last trading day of the fiscal year
     o    Stock options vest in two years
     o    Stock options expiration date is ten (10) years from earn date
     o Stock options may also be governed by the Company approved Employee Stock Option Plan

Bonus Point Valuation Table
Base Value = $1.00 per bonus point earned
Plus or minus point value determined from table based on component increase or decrease versus last year and/or goal
Maximum point value = $1.00 + $2.60; Minimum point value = $1.00 - $1.00

% vs. LY/G Point Value% vs. LY/G Point Value% vs. LY/G Point Value% vs. LY/G Point Value% vs. LY/G Point Value% vs. LY/G Point Value

        (50)$ (1.00)          (25)$ (0.35)            0     $ -            25   $0.16            50   $0.65            75   $1.43
        (49)$ (0.97)          (24)$ (0.33)            1     $ -            26   $0.18            51   $0.67            76   $1.48
        (48)$ (0.94)          (23)$ (0.31)            2     $ -            27   $0.19            52   $0.70            77   $1.53
        (47)$ (0.91)          (22)$ (0.29)            3     $ -            28   $0.21            53   $0.72            78   $1.58
        (46)$ (0.88)          (21)$ (0.27)            4     $ -            29   $0.22            54   $0.75            79   $1.62
        (45)$ (0.85)          (20)$ (0.25)            5   $0.01            30   $0.24            55   $0.78            80   $1.66
        (44)$ (0.82)          (19)$ (0.23)            6   $0.01            31   $0.25            56   $0.81            81   $1.70
        (43)$ (0.79)          (18)$ (0.22)            7   $0.02            32   $0.27            57   $0.84            82   $1.74
        (42)$ (0.76)          (17)$ (0.20)            8   $0.02            33   $0.28            58   $0.87            83   $1.78
        (41)$ (0.73)          (16)$ (0.19)            9   $0.03            34   $0.30            59   $0.90            84   $1.82
        (40)$ (0.70)          (15)$ (0.17)           10   $0.03            35   $0.32            60   $0.93            85   $1.86
        (39)$ (0.67)          (14)$ (0.16)           11   $0.04            36   $0.34            61   $0.96            86   $1.91
        (38)$ (0.65)          (13)$ (0.14)           12   $0.04            37   $0.36            62   $0.99            87   $1.95
        (37)$ (0.62)          (12)$ (0.13)           13   $0.05            38   $0.38            63   $1.02            88   $2.00
        (36)$ (0.60)          (11)$ (0.11)           14   $0.05            39   $0.40            64   $1.05            89   $2.04
        (35)$ (0.57)          (10)$ (0.10)           15   $0.06            40   $0.42            65   $1.08            90   $2.09
        (34)$ (0.55)           (9)$ (0.09)           16   $0.07            41   $0.44            66   $1.12            91   $2.13
        (33)$ (0.52)           (8)$ (0.08)           17   $0.08            42   $0.46            67   $1.15            92   $2.18
        (32)$ (0.50)           (7)$ (0.07)           18   $0.09            43   $0.48            68   $1.19            93   $2.22
        (31)$ (0.47)           (6)$ (0.06)           19   $0.10            44   $0.50            69   $1.22            94   $2.27
        (30)$ (0.45)           (5)$ (0.05)           20   $0.11            45   $0.52            70   $1.26            95   $2.31
        (29)$ (0.43)           (4)$ (0.04)           21   $0.12            46   $0.55            71   $1.29            96   $2.36
        (28)$ (0.41)           (3)$ (0.03)           22   $0.13            47   $0.57            72   $1.33            97   $2.41
        (27)$ (0.39)           (2)$ (0.02)           23   $0.14            48   $0.60            73   $1.36            98   $2.46
        (26)$ (0.37)           (1)$ (0.01)           24   $0.15            49   $0.62            74   $1.40            99   $2.51
                                                                                                                      100   $2.60

                                       17

Compensation Plan Guidelines:

     1. Base salary is based on the total sales volume of the Company. Base salary will start at the lowest level beginning February 1, 2003

     2. On the 5th and 25th of each month the CFO will compare total sales (January 1 to date) to sales volume pay levels.

     3. If an increase in base pay level is achieved the increase will be effective as follows: o Sales level achieved on the 5th merits base salary increase on 16th and paid end-of-the-month. o Sales level achieved on the 25th merits base salary increase on 1st and paid mid-month.

     4. Bonus shall be calculated by March 15 following the year completed and will be paid in cash, restricted stock, or stock options by April 15.

     5. Bonus will be prorated based on full months employed for associates who are not employed a full year.

     6. Associate must have been employed on December 31st inorder to be eligible for and earn bonus for the previous year.

     7. Social security, 401K, disability, healthcare, pension and time-off noted in compensation plan are for company budgeting purposes but may be used as a guide to determine payment in lieu of benefit should the company not make available to the Executive.

Annual Base Model Salary Increase: Base salary shall be increased +4% at the beginning of each contract year starting with January 2004

Paid Vacation: Four (4) weeks per year. Any unused vacation may be rolled over into the next year or may be paid in cash, restricted stock, or stock options as per the request of the executive.

Personal Days: Five (5) per year

Holidays: 7.5 annually

Health Insurance:

     o Executive and family will be eligible on the effective date of this agreement.
     o    Executive coverage is at no cost.
     o    Executive pays 50% of the cost of additional family coverage.
     o Coverage should be comparable to Blue Cross/Blue Shield PPD healthcare plan

Dental Insurance:
     o Executive and family will be eligible on the first of the month following the first 90 days of this agreement
     o    Executive pays 50% of the cost of the coverage.

Life Insurance: The Company shall pay for coverage of the executive in an amount equal to the one and one-half (1 1/2) times the base salary but not less than $200,000.

Business Travel Accident Insurance: The Company shall pay for coverage of the executive in an amount equal to three (3) times the base salary but not less than $500,000.

Disability Insurance: The Company shall pay for coverage of the executive with a policy consistent with the Executive's position as CFO.

Liability Insurance: The Company shall carry at all times liability insurance at a minimum of $2,000,000 coverage.

Director's and Officer's Insurance: While the executive is indemnified as described herein, the Company shall carry at all times D & O insurance at a minimum of $2,000,000.

Savings and Profit Sharing, Pension Plan: Executive will participate as soon as available. These benefits may be paid in cash, restricted stock, or stock options by mutual agreement of the executive and the Board of Directors.

Other Benefits: The Company shall provide the executive with the following benefits for the term of the agreement: complete annual physical, maximum of two airline club memberships, health club membership, Dr. Brad Gould stress treatments, laptop computer, cell phone, remote computer access, paid long distance calling card, annual tax accountant and preparation services, in each instance consistent with the Executive's position as CFO.

Severance Package:

     o Executive will receive payment of two (2) years highest achieved annual base salary during any contract year
     o Executive will receive payment of two (2) years maximum bonus for applicable severance base salary
     o The Company will provide executive with two (2) years healthcare coverage plus family coverage paid as defined herein
     o The executive will receive a one-time buyout payment of $1,000,000 to be paid in cash and/or common stock as specified by the executive according to a schedule determined by the executive
     o One (1) year additional Company and applicable executive contributions into 401K, pension, and disability plans
     o Executive shall maintain use of company car including insurance as specified herein until the expiration of lease at the Company's expense
     o    The executive will receive all accrued and unused vacation
     o    The executive may retain ownership of any cell phones and one computer

                                       19